Exhibit 10.6

Tier II

2016 Long-Term Performance-Based Restricted Stock Unit Grant Performance Goals Based on Absolute TSR Company Confidential	ARMSTRONG WORLD INDUSTRIES 2500 Columbia Ave., P.O. Box 3001 Lancaster, PA 17604 717. 397.0611

I am pleased to inform you that the Company’s Management Development and Compensation Committee granted you the following:

Date of Grant:

Performance Units (“Target Award”):

Performance Period (“Performance Period”):	April 1, 2016 through December 31, 2018

This award recognizes the importance of your role in achieving the Company’s long-term strategy and is subject to the terms of the 2011 Long-Term Incentive Plan and the award agreement. The award agreement consists of this grant letter with the Performance Goals attached as Exhibit A and the Terms and Conditions attached as Exhibit B.

The Performance Units will be earned by achieving a Performance Goal based on absolute Total Shareholder Return, subject to your continued employment through the end of the Performance Period. The Committee has established the Performance Goal set forth on Exhibit A, which allows you to earn up to 300% of the Target Award, if you remain continuously employed by the Employer through the end of the Performance Period.

To the extent the Performance Goal is achieved and you satisfy the employment requirements, a number of shares of Company Stock equal to the Performance Units that are earned and vested will be distributed to you following the conclusion of the Performance Period in accordance with the payment terms set forth in the Terms and Conditions. The Company will withhold shares to satisfy your tax obligations unless prohibited by country law or unless you provide a payment to cover the tax withholding obligation. You have no ownership or voting rights relative to the Performance Units.

If the Company makes cash dividend payments during the Performance Period, the value of the dividends on shares attributable to the Performance Units will accrue as dividend equivalents in a non-interest bearing bookkeeping account. You will receive a cash payment equal to the accrued dividend equivalents at the end of the Performance Period, adjusted for the number of Performance Units that become earned and vested.

Employment Events

The following chart is a summary of the provisions which apply to this award in connection with termination of employment. The following is only a summary, and in the event of termination of employment, the award will be governed by the Terms and Conditions.

Event	Provisions
• Voluntary Resignation • Termination for Cause	All Performance Units and accrued dividend equivalents are forfeited.

• “55 / 5” Rule Termination (55 years of age or older with 5 years of service) • Involuntary Termination Without Cause	If termination occurs after 10 months following the Date of Grant, then to the extent that the Performance Goal is achieved for the Performance Period, Performance Units and accrued dividend equivalents are earned and vested pro-rata, based on the period of employment; otherwise the Performance Units and accrued dividend equivalents are forfeited.

• Death • Long-Term Disability	To the extent that the Performance Goal is achieved for the Performance Period, Performance Units and accrued dividend equivalents are earned and vested pro-rata, based on the period of employment.

After a Change in Control: • Involuntary Termination Without Cause • Death • Long-Term Disability	Upon a Change in Control Performance Units and accrued dividend equivalents are earned as described in Exhibit A and will vest as described in Exhibit B.

In the event of any inconsistency between the foregoing summary and the Terms and Conditions or the 2011 Long-Term Incentive Plan, the Terms and Conditions or the 2011 Long-Term Incentive Plan, as applicable, will govern. Capitalized terms used but not defined in this grant letter will have the meanings set forth in the 2011 Long-Term Incentive Plan or the Terms and Conditions, as applicable. As described in the Terms and Conditions, if and to the extent that the terms of this award agreement conflict with the terms of a change in control agreement or employment agreement between you and the Company, the terms of this award agreement shall supersede the terms of the change in control agreement or employment agreement.

Please contact Kelly Strunk (717-396-3477) if you have questions.

Sincerely,

Victor D. Grizzle
Chief Executive Officer

The information contained in this letter is confidential and any discussion, distribution or use of this information is prohibited.

Exhibit A

Performance Goal

Absolute Total Shareholder Return: Absolute Total Shareholder Return (“Absolute TSR”) tracks the appreciation in share price of the Company Stock, including dividends, and is annualized for the Performance Period, as determined by the Committee. Specifically, Absolute TSR is calculated based on the following formula:

(Ending Share Price + Aggregate Dividends) ^(1/2.75)-1

Starting Share Price

For purposes of the Absolute TSR calculation:

•	“Ending Share Price” means the volume weighted average closing price of the Company Stock for the highest consecutive 30 trading days in the 60 trading day period beginning with and immediately following January 2, 2019.

•	“Aggregate Dividends” means a cumulative number of shares of Company Stock assuming same day reinvestment in Company Stock on the ex-dividend date of the dividends paid on a share of Company Stock during the Performance Period.

•	“Starting Share Price” means the volume weighted average closing price of the Company Stock for the 30 trading days beginning with and immediately following April 4, 2016.

Absolute TSR
Performance Level	Payout
Below 6%	0%
6%	50%
9%	75%
12%	100%
20%	200%
30%	300%

Threshold level performance must be achieved in order to earn any Performance Units for the Performance Goal. If actual performance is between performance levels, the number of Performance Units earned with respect to the Performance Goal will be interpolated on a straight line basis for pro-rata achievement for performance at or between performance levels. If the Performance Goal would produce fractional units, the number of Performance Units earned shall be rounded up to the nearest whole unit, but not in excess of an aggregate of 300% of the Target Award.

Change in Control:

If a Change in Control occurs prior to the end of the Performance Period or prior to the end of the 60 trading day period following the end of the Performance Period, the number of Performance Units earned with respect to the Absolute TSR Performance Goal will be the greater of (i) the Target Award or (ii) the number of Performance Units earned with respect to the Absolute TSR Performance Goal based on Absolute TSR through the date of the Change in Control, calculated by using the per-share sales price in the Change in Control as the Ending Share Price and as if the Change in Control date were the end of the Performance Period, as determined by the Committee before the Change in Control in its sole discretion.

The Committee reserves discretion to provide for accelerated vesting of the earned Performance Units at a higher performance level pursuant to Section 14(c) of the Plan.

EXHIBIT B

ARMSTRONG WORLD INDUSTRIES, INC.

2011 LONG-TERM INCENTIVE PLAN

PERFORMANCE RESTRICTED STOCK UNIT GRANT

TERMS AND CONDITIONS

1. Grant.

(a) Subject to the terms set forth below, Armstrong World Industries, Inc. (the “Company”) has granted to the designated employee (the “Grantee”) two target awards (the “Target Award”) of performance-based restricted stock units (the “Performance Units”) as specified in the 2016 Long-Term Performance Restricted Stock Unit Grant Letters to which these Grant Conditions relate (the “Grant Letters”). The “Date of Grant” is April 11, 2016. The Performance Units are Stock Units with respect to common stock of the Company (“Company Stock”).

(b) The Performance Units shall be earned, vested and payable if and to the extent that the Cumulative Free Cash Flow and Absolute TSR performance goals set forth in the Grant Letters (the “Performance Goals”), employment conditions and other terms of these Grant Conditions are met. The “Performance Period” for which the attainment of the Performance Goals will be measured is the period beginning April 1, 2016 and ending December 31, 2018.

(c) These Terms and Conditions (the “Grant Conditions”) are part of the Grant Letters. This grant is made under the Armstrong World Industries, Inc. 2011 Long-Term Incentive Plan (the “Plan”). Any terms not defined herein shall have the meanings set forth in the Plan.

2. Performance Goals; Vesting.

(a) The Grantee shall earn and vest in a number of Performance Units based on the attainment of the Performance Goals for the Performance Period, provided that the Grantee continues to be employed by the Company or its subsidiaries or affiliates (collectively the “Employer”) through December 31, 2018 (the “Vesting Date”). The Performance Units shall be earned based on attainment of the Performance Goals and shall vest based on the Grantee’s continued employment through the Vesting Date, or as otherwise provided below.

(b) After the end of the Performance Period, the Management Development and Compensation Committee (the “Committee”) will determine whether and to what extent the Performance Goals have been met and the amount earned with respect to the Performance Units. The Grantee can earn up to 225% of the Target Award based on attainment of the Performance Goals, as set forth in the Grant Letters. Earned and vested Performance Units shall be payable as described in Section 5.

(c) If a Change in Control occurs, the amount earned with respect to the Performance Units shall be determined as of the date of the Change in Control as described in the Grant Letters. The earned Performance Units shall continue to vest based on the Grantee’s continued employment through the Vesting Date, except as otherwise provided herein. Earned and vested Performance Units shall be payable as described in Section 5. Notwithstanding the foregoing, if the Performance Units are not assumed by, or replaced by substantially identical grants by, the successor company in the Change in Control, the earned Performance Units shall vest as of the date of the Change in Control, and such earned and vested Performance Units shall be paid as of the date of the Change in Control if the Change in Control is a 409A CIC (as defined below) and if permitted by the plan termination provisions of the regulations under section 409A of the Code. If payment at the date of the Change in Control is not permitted under section 409A, the earned and vested Performance Units shall be payable as described in Section 5.

(d) Except as described below, no Performance Units shall be earned prior to the Committee’s determination of achievement of the Performance Goals, and to the extent that the Performance Goals are not attained, the Performance Units shall be immediately forfeited and shall cease to be outstanding as of the date of the Committee’s determination.

3. Termination of Employment.

(a) General Rule. Except as described below, if the Grantee ceases to be employed by the Employer prior to the Vesting Date, the Performance Units shall be forfeited as of the termination date and shall cease to be outstanding.

(b) “55/5” Rule Termination. If, after ten months following the Date of Grant but prior to the Vesting Date, the Grantee ceases to be employed by the Employer on account of a “55 / 5” Rule Termination (as defined below), the Grantee shall earn and vest in a pro-rated portion of the outstanding Performance Units based on the extent to which the Performance Goals are achieved for the Performance Period; provided such vesting does not result in a violation of any age discrimination or other applicable law. In the event of a Change in Control, the amount achieved for the Performance Period shall be determined as of the Change in Control date as described in the Grant Letters. The pro-rated portion shall be determined by multiplying the number of Performance Units earned based on attainment of the Performance Goals by a fraction, the numerator of which is the number of months that elapsed during the period beginning on April 1, 2016 through the Grantee’s termination date, and the denominator of which is 33. A partial month after the month of grant shall count as a full month for purposes of this calculation. The pro-rated earned Performance Units shall be paid as described in Section 5.

(c) Involuntary Termination before a Change in Control. If, before a Change in Control and after ten months following the Date of Grant but prior to the Vesting Date, the Grantee ceases to be employed by the Employer on account of Involuntary Termination (as defined below), the Grantee shall earn and vest in a pro-rated portion of the outstanding Performance Units based on the extent to which the Performance Goals are achieved for the Performance Period, provided such vesting does not result in a violation of any age discrimination or other applicable law. In the event of a subsequent Change in Control, the amount achieved for the Performance Period shall be determined as of the Change in Control date as described in the Grant Letters. The pro-rated portion shall be determined by multiplying the number of Performance Units earned based on attainment of the Performance Goals by a fraction, the numerator of which is the number of months that elapsed during the period beginning on April 1, 2016 through the Grantee’s termination date, and the denominator of which is 33. A partial month after the month of grant shall count as a full month for purposes of this calculation. The pro-rated earned Performance Units shall be paid as described in Section 5.

(d) Death or Long-Term Disability Before a Change in Control. If, before a Change in Control, the Grantee ceases to be employed by the Employer prior to the Vesting Date on account of death or Long-Term Disability (as defined below), the Grantee shall earn and vest in a pro-rated portion of the outstanding Performance Units based on the extent to which the Performance Goals are achieved for the Performance Period. In the event of a subsequent Change in Control, the amount achieved for the Performance Period shall be determined as of the Change in Control date as described in the Grant Letters. The pro-rated portion shall be determined by multiplying the number of Performance Units earned based on attainment of the Performance Goals by a fraction, the numerator of which is the number of months that elapsed during the period beginning on April 1, 2016 through the Grantee’s termination date and the denominator of which is 33. A partial month after the month of grant shall count as a full month for purposes of this calculation. The pro-rated earned Performance Units shall be paid as described in Section 5.

(e) Involuntary Termination, Death and Disability on or after a Change in Control. If the Grantee’s employment terminates on account of Involuntary Termination, death or Long-Term Disability on or after a Change in Control and prior to the Vesting Date, the Grantee shall vest in the Performance Units earned as of the Change in Control date as described in the Grant Letters. If the Grantee has a Change in Control Severance Agreement with the Company (“Change in Control Agreement”), on and after a Change in Control, the term “Involuntary Termination” shall have the meaning given a termination by the Company without Cause in the Change in Control Agreement, and shall include without limitation a termination for Good Reason as defined in the Change in Control Agreement. The Grantee agrees that, subject to the immediately preceding sentence, if and to the extent that these Grant Conditions conflict with the terms of the Change in Control Agreement or any employment agreement between the Company and the Grantee, these Grant Conditions shall supersede the provisions of the Change in Control Agreement and employment agreement applicable to vesting of performance units on and after a Change in Control, notwithstanding anything in the Change in Control Agreement or employment agreement to the contrary.

(f) Coordination of Provisions. If the Grantee terminates employment in a termination that is both a “‘55 / 5’ Rule Termination” and an Involuntary Termination, the termination shall be treated as an Involuntary Termination for purposes of the Grant Condition and Grant Letters.

4. Definitions. For purposes of these Grant Conditions and the Grant Letters:

(a) “‘55 / 5’ Rule Termination” shall mean the Grantee’s termination of employment other than for Cause after the Grantee has attained age 55 and has completed at least five years of service with the Employer.

(b) “Cause” shall mean any of the following, as determined in the sole discretion of the Employer: (i) commission of a felony or a crime involving moral turpitude; (ii) fraud, dishonesty, misrepresentation, theft or misappropriation of funds with respect to the Employer; (iii) violation of the Employer’s Code of Conduct or employment policies, as in effect from time to time; (iv) breach of any written noncompetition, confidentiality or nonsolicitation covenant of the Grantee with respect to the Employer; or (v) gross negligence or misconduct in the performance of the Grantee’s duties with the Employer.

(c) “Involuntary Termination” shall mean the Employer’s termination of the Grantee’s employment other than for Cause.

(d) “Long-Term Disability” shall mean the Grantee is receiving long-term disability benefits under the Employer’s long-term disability plan.

5. Payment.

(a) Except as provided below, after the end of the Performance Period, if the Committee certifies that the Performance Goals and other conditions to payment of the Performance Units have been met, the Company shall issue shares of Company Stock to the Grantee equal to the number of earned and vested Performance Units, subject to applicable withholding for Taxes (as defined below) and subject to compliance with section 409A of the Code and as described in Section 20(h) of the Plan. Payment of earned and vested Performance Units shall be made in 2019 as soon as practicable after the Committee certifies the extent to which the Performance Goals and other conditions to payment of the Performance Units have been met, but not later than May 31, 2019, except as provided below. All unpaid Performance Units shall be forfeited in the event of termination for Cause.

(b) If the Grantee’s employment terminates for any reason other than Cause upon or within two years after a Change in Control that meets the requirements of a 409A CIC, the Grantee’s Performance Units that are unpaid earned and vested (if any) shall be paid within 60 days after the termination date, subject to compliance with section 409A of the Code, if applicable, and as described in Section 20(h) of the Plan. The Company shall issue shares of Company Stock to the Grantee equal to the number of the earned and vested Performance Units, subject to applicable withholding for Taxes. If a Change in Control does not meet the requirements of a 409A CIC, the Grantee’s earned and vested Performance Units (if any) shall be paid on the date described in subsection (a).

(c) Any fractional shares will be rounded up to the nearest whole share, but not exceeding 225% of the Target Award.

6. Dividend Equivalents. Dividend Equivalents shall accrue with respect to Performance Units and shall be payable subject to the same Performance Goals, vesting terms and other conditions as the Performance Units to which they relate. Dividend Equivalents shall be credited on the Performance Units when dividends are declared on shares of Company Stock from the Date of Grant until the payment date for the vested Performance Units. The Company will keep records of Dividend Equivalents in a non-interest bearing bookkeeping account for the Grantee. No interest will be credited to any such account. Vested Dividend Equivalents shall be paid in cash at the same time and subject to the same terms as the underlying vested Performance Units. If and to the extent that the underlying Performance Units are forfeited, all related Dividend Equivalents shall also be forfeited.

7. Delivery of Shares. The Company’s obligation to deliver shares upon the vesting of the Performance Units shall be subject to applicable laws, rules and regulations and also to such approvals by governmental agencies as may be deemed appropriate to comply with relevant securities laws and regulations.

8. No Shareholder Rights. No shares of Company Stock shall be issued to the Grantee on the Date of Grant, and the Grantee shall not be, nor have any of the rights or privileges of, a shareholder of the Company with respect to any Performance Units.

9. No Right to Continued Employment. The grant of Performance Units shall not confer upon the Grantee any right to continued employment with the Employer or interfere with the right of the Employer to terminate the Grantee’s employment at any time.

10. Incorporation of Plan by Reference. The Grant Letters and these Grant Conditions are made pursuant to the terms of the Plan, the terms of which are incorporated herein by reference, and shall in all respects be interpreted in accordance therewith. The decisions of the Committee shall be conclusive upon any question arising hereunder. The Grantee’s receipt of the Performance Units constitutes the Grantee’s acknowledgment that all decisions and determinations of the Committee with respect to the Plan, the Grant Letters, these Grant Conditions, and the Performance Units shall be final and binding on the Grantee and any other person claiming an interest in the Performance Units.

11. Withholding Taxes.

(a) The Employer shall have the right, and the Grantee hereby authorizes the Employer, to deduct from all payments made hereunder and from other compensation an amount equal to the federal (including FICA), state, local and foreign taxes, social insurance, payroll tax, contributions, payment on account obligations or other amounts required by law to be collected, withheld or accounted for with respect to the Performance Units (the “Taxes”). The Employer will withhold shares of Company Stock payable hereunder to satisfy the withholding obligation for Taxes on amounts payable in shares, unless the Grantee provides a payment to the Employer to cover such Taxes, in accordance with procedures established by the Committee. The share withholding amount shall not exceed the Grantee’s minimum applicable withholding amount for Taxes.

(b) Regardless of any action the Employer takes with respect to any such Taxes, the Grantee acknowledges that the ultimate liability for all such Taxes legally due by the Grantee is and remains the Grantee’s responsibility and may exceed the amount actually withheld by the Employer. The Grantee further acknowledges that the Employer (i) makes no representations or undertakings regarding the treatment of any Taxes in connection with any aspect of the Performance Units, including the grant, vesting or settlement of the Performance Units and the subsequent sale of any shares of Company Stock acquired at settlement and the receipt of any Dividend Equivalents; and (ii) does not commit to structure the terms of the grant or any aspect of the Performance Units to reduce or eliminate the Grantee’s liability for Taxes. Further, if the

Grantee has become subject to tax in more than one jurisdiction between the date of grant and the date of any relevant taxable event, the Grantee acknowledges that the Employer (or the Grantee’s former employer, as applicable) may be required to collect, withhold or account for Taxes in more than one jurisdiction.

12. Company Policies. All amounts payable under the Grant Letters and these Grant Conditions shall be subject to any applicable clawback or recoupment policies, share trading policies and other policies that may be implemented by the Company’s Board of Directors from time to time.

13. Assignment. The Grant Letters and these Grant Conditions shall bind and inure to the benefit of the successors and assignees of the Company. The Grantee may not sell, assign, transfer, pledge or otherwise dispose of the Performance Units, except to a successor grantee in the event of the Grantee’s death.

14. Section 409A. The Grant Letters and these Grant Conditions are intended to comply with section 409A of the Code or an exemption, consistent with Section 20(h) of the Plan, including the six-month delay for specified employees in accordance with the requirements of section 409A of the Code, if applicable. In furtherance of the foregoing, if the Performance Units or related Dividend Equivalents constitute “nonqualified deferred compensation” within the meaning of section 409A of the Code, vested Performance Units and related Dividend Equivalents shall be settled on the earliest date that would be permitted under section 409A of the Code without incurring penalty or accelerated taxes thereunder.

15. Successors. The provisions of the Grant Letters and these Grant Conditions shall extend to any business that becomes a successor to the Company or its subsidiaries or affiliates on account of a merger, consolidation, sale of assets, spinoff or similar transaction with respect to any business of the Company or its subsidiaries or affiliates with which the Grantee is employed, and if this grant continues in effect after such corporate event, references to the “Company or its subsidiaries or affiliates” or the “Employer” in the Grant Letters and these Grant Conditions shall include the successor business and its affiliates, as appropriate. In that event, the Company may make such modifications to the Grant Letters and these Grant Conditions as it deems appropriate to reflect the corporate event.

16. Governing Law. The validity, construction, interpretation and effect of the Grant Letters and these Grant Conditions shall be governed by, and determined in accordance with, the applicable laws of the Commonwealth of Pennsylvania, excluding any conflicts or choice of law rule or principle.

17. No Entitlement or Claims for Compensation. In connection with the acceptance of the grant of the Performance Units under the Grant Letters and these Grant Conditions, the Grantee acknowledges the following:

(a) the Plan is established voluntarily by the Company, the grant of the Performance Units under the Plan is made at the discretion of the Committee and the Plan may be modified, amended, suspended or terminated by the Company at any time;

(b) the grant of the Performance Units under the Plan is voluntary and occasional and does not create any contractual or other right to receive future grants of Performance Units, or benefits in lieu of them, even if Performance Units have been granted repeatedly in the past;

(c) all decisions with respect to future grants of Performance Units, if any, will be at the sole discretion of the Committee;

(d) the Grantee is voluntarily participating in the Plan;

(e) the Performance Units and any shares of Company Stock acquired under the Plan are extraordinary items that do not constitute compensation of any kind for services of any kind rendered to the Employer (including, as applicable, the Grantee’s employer) and which are outside the scope of the Grantee’s employment contract, if any;

(f) the Performance Units and any shares of Company Stock acquired under the Plan are not to be considered part of the Grantee’s normal or expected compensation or salary for any purpose, including, but not limited to, calculating any severance, resignation, termination, payment in lieu of notice, redundancy, end of service payments, bonuses, long-service awards, pension or retirement or welfare benefits or similar payments;

(g) the Performance Units and the shares of Company Stock subject to the award are not intended to replace any pension rights or compensation;

(h) the grant of Performance Units and the Grantee’s participation in the Plan will not be interpreted to form an employment contract or relationship with the Employer;

(i) the future value of the underlying shares of Company Stock is unknown and cannot be predicted with certainty. If the Grantee vests in the Performance Units and receives shares of Company Stock, the value of the acquired shares may increase or decrease. The Grantee understands that the Company is not responsible for any foreign exchange fluctuation between the United States Dollar and the Grantee’s local currency that may affect the value of the Performance Units or the shares of Company Stock; and

(j) the Grantee shall have no rights, claim or entitlement to compensation or damages as a result of the Grantee’s cessation of employment (for any reason whatsoever, whether or not in breach of contract or local labor law or the terms of the Grantee’s employment agreement, if any), insofar as these rights, claim or entitlement arise or may arise from the Grantee’s ceasing to have rights under or be entitled to receive shares of Company Stock under or ceasing to have the opportunity to participate in the Plan as a result of such cessation or loss or diminution in value of the Performance Units or any of the shares of Company Stock acquired thereunder as a result of such cessation, and the Grantee irrevocably releases the Employer from any such rights, entitlement or claim that may arise. If, notwithstanding the foregoing, any such right or claim is found by a court of competent jurisdiction to have arisen, then the Grantee shall be deemed to have irrevocably waived the Grantee’s entitlement to pursue such rights or claim.

18. Data Privacy.

(a) The Grantee hereby explicitly and unambiguously consents to the collection, systematization, accumulation, storage, blocking, destruction, use, disclosure and transfer, in electronic or other form, of the Grantee’s personal data as described in these Grant Conditions by and among, as applicable, the Grantee’s employer, the Company or its subsidiaries or affiliates for the exclusive purpose of implementing, administering and managing the Grantee’s participation in the Plan.

(b) The Grantee understands that the Grantee’s employer, the Company or its subsidiaries or affiliates, as applicable, hold certain personal information about the Grantee regarding the Grantee’s employment, the nature and amount of the Grantee’s compensation and the fact and conditions of the Grantee’s participation in the Plan, including, but not limited to, the Grantee’s name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any shares of stock or directorships held in the Company or its subsidiaries or affiliates, details of all options, awards or any other entitlement to shares of stock awarded, canceled, exercised, vested, unvested or outstanding in the Grantee’s favor, for the purpose of implementing, administering and managing the Plan (the “Data”).

(c) The Grantee understands that the Data may be transferred, including any cross-border, transfer to the Company, its subsidiaries and affiliates and, any third parties assisting in the implementation, administration and management of the Plan, that these recipients may be located in the Grantee’s country, or elsewhere, and that the recipient’s country may have different data privacy laws and protections than the Grantee’s country. The Grantee understands that the Grantee may request a list with the names and addresses of any potential recipients of the Data by contacting the Grantee’s local human resources representative. The Grantee authorizes the recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing the Grantee’s participation in the Plan, including any requisite transfer of such Data as may be required to a broker or other third party. The Grantee understands that the Data will be held only as long as is necessary to implement, administer and manage the Grantee’s participation in the Plan. The Grantee understands that the Grantee may, at any time, view the Data, request additional information about the storage and processing of the Data, require any necessary amendments to the Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing the Grantee’s local human resources representative. The Grantee understands, however, that refusing or withdrawing the Grantee’s consent may affect the Grantee’s ability to participate in the Plan. For more information on the consequences of refusal to consent or withdrawal of consent, the Grantee understands that the Grantee may contact the Grantee’s local human resources representative.

19. Addendum. Notwithstanding any provisions in these Grant Conditions, the Performance Units shall be subject to any special terms and conditions set forth in any Addendum to this Agreement for the Grantee’s country. Moreover, if the Grantee relocates to one of the countries included in the Addendum, the special terms and conditions for such country will apply to the Grantee, to the extent the Company determines that the application of such terms and conditions is necessary for legal or administrative reasons. The Addendum constitutes part of these Grant Conditions.

*    *    *

2016 PSU – Tier II

ADDENDUM

ARMSTRONG WORLD INDUSTRIES, INC.

PERFORMANCE RESTRICTED STOCK UNIT GRANT

Additional Terms and Conditions and Notifications

This Addendum includes special terms and conditions that govern the Performance Units granted to the Grantee if the Grantee resides in the countries listed herein. These terms and conditions are in addition to the terms and conditions set forth in the Grant Conditions. This Addendum may also include information regarding certain other issues of which the Grantee should be aware with respect to the Grantee’s participation in the Plan. Capitalized terms used but not defined herein shall have the meanings assigned to them in the Grant Conditions (of which this Addendum is a part) and the Plan.

Australia

(a) The Grant Letters and Grant Conditions have been prepared for the purpose of providing general information, without taking account of the Grantee’s objectives, financial situation or needs. The Grantee should, before making any decisions, consider the appropriateness of the information in the Grant Letters and Grant Conditions, and seek professional advice, having regard to the Grantee’s objectives, financial situation and needs.

(b) The Company is not licensed to provide financial product advice in Australia in relation to the Performance Units and recommends that the Grantee read the Plan, the Grant Letters and the Grant Conditions in full before making a decision to be granted Performance Units. There is no cooling-off regime in Australia that applies in respect of the grant of Performance Units.

(c) If the Grantee acquires shares of Company Stock under the Plan and offers such shares for sale to a person or entity resident in Australia, the offer may be subject to disclosure requirements under Australian law. The Grantee should obtain legal advice on disclosure obligations prior to making any such offer.

Netherlands

The Grantee should be aware of the Dutch insider trading rules, which may impact the sale of shares of Company Stock acquired under the Performance Units. In particular, the Grantee may be prohibited from effecting certain share transactions if the Grantee has insider information regarding the Company. Below is a discussion of the applicable restrictions. The Grantee is advised to read the discussion carefully to determine whether the insider rules apply to the Grantee. If it is uncertain whether the insider rules apply, the Company recommends that the Grantee consult with his or her personal legal advisor. Please note that the Company cannot be held liable if the Grantee violates the Dutch insider rules. The Grantee is responsible for ensuring compliance with these rules.

By entering into this Agreement and participating in the Plan, the Grantee acknowledges having read and understood the notification below and acknowledges that it is his or her own responsibility to comply with the Dutch insider trading rules, as discussed herein.

PROHIBITION AGAINST INSIDER TRADING.

Dutch securities laws prohibit insider trading. Under Article 5.56 of the Dutch Financial Supervision Act, anyone who has “inside information” related to the Company is prohibited from effectuating a transaction in securities in or from the Netherlands. “Inside information” is knowledge of specific information concerning the issuer to which the securities relate that is not public and which, if published, would reasonably be expected to affect the share price, regardless of the actual effect on the price. The insider could be any employee of the Company or an affiliate in the Netherlands who has inside information as described above.

Given the broad scope of the definition of inside information, certain employees of the Company working at its Dutch affiliate may have inside information and thus, would be prohibited from effectuating a transaction in securities in the Netherlands at a time when he or she had such inside information